Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION
OF ADS WASTE HOLDINGS, INC.

ADS Waste Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST: That by unanimous written consent in lieu of a meeting of the board of directors pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, the board of directors of the Corporation duly adopted resolutions setting forth an amendment to the name of the Corporation, declaring said name change to be advisable and in the best interests of the Corporation.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the name of the Corporation be changed to “Advanced Disposal Services, Inc.”

SECOND:   That thereafter, the foregoing name change was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said ADS Waste Holdings, Inc. has caused this certificate to be signed this 27th day of January, 2016.

ADS WASTE HOLDINGS, INC.

By:	/s/ Michael K. Slattery
	Name:	Michael K. Slattery
	Title:	Senior Vice President, General Counsel & Secretary